Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA FUNDS (FUND-LEVEL EXPENSES)

OPERATING EXPENSE LIMIT

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FYE: DECEMBER 31

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REGISTRANT: VOYA GOVERNMENT MONEY MARKET PORTFOLIO

Name of	Effective Date	Termination	Maximum Operating Expense Limit
Fund		Date	(as a percentage of average daily net assets)
Voya	January 1,	May 1, 2027	0.40%
Government	2026
Money Market
Portfolio

FYE: DECEMBER 31

__________________

REGISTRANT: VOYA VARIABLE INSURANCE TRUST

Name of Fund	Effective	Termination	Maximum Operating Expense Limit
	Date	Date	(as a percentage of average net assets)
VY®	May 1, 2026	May 1, 2027	0.58%
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– Bond Portfolio